EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dycom Industries, Inc. of our report dated March 3, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Dycom Industries, Inc.'s Annual Report on Form 10-K for the year ended January 28, 2023.

/s/ PricewaterhouseCoopers LLP
Hallandale Beach, Florida
May 26, 2023